Exhibit 5.1

August 5, 2022

Intrepid Potash, Inc.

707 17th Street, Suite 4200

Denver, Colorado 80202

Re: Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of Intrepid Potash, Inc.

Ladies and Gentlemen:

We have acted as counsel to Intrepid Potash, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to an additional 600,000 shares of common stock, $0.001 par value per share (the “Shares”) which may be issued pursuant to the Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP